Exhibit (12)

                           Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                           Philadelphia, PA 19103-6996
                            Telephone: (215) 988-2700
                               Fax: (215) 988-2757
                              www.drinkerbiddle.com


November 28, 2006


WT Mutual Fund
1100 North Market Street
Wilmington, DE  19890

The Roxbury Funds
100 Wilshire Boulevard
Suite 1000
Santa Monica, CA  90401


Ladies and Gentlemen:

     We have acted as counsel to the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund, each a series of The Roxbury Funds (the "Roxbury Trust")
(each, a "Roxbury Fund" and collectively, the "Roxbury Funds"), in connection with the transfer of all of the assets and liabilities of the Roxbury Mid-Cap Fund and Roxbury Small-Cap Growth Fund, each a series of WT Mutual Fund (the "WT Trust") (each, a "WTM Fund" and collectively, the "WTM Funds"), to each corresponding Roxbury Fund in exchange for shares of the corresponding Roxbury Fund, followed by the distribution by each WTM Fund to its shareholders of the Roxbury Fund shares (collectively, the "Reorganization"), pursuant to the Agreement and Plan of Reorganization by and between the WT Trust and the Roxbury Trust (the "Agreement"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganization as required by Section 6.4 of the Agreement. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Agreement.)

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

     (i) The Reorganization will be completed in the manner set forth in the Agreement and in the Registration Statement on Form N-14 of the Roxbury Trust to which a form of this opinion has been filed as an exhibit (the "Registration Statement") including the combined Proxy Statement/Prospectus of the Roxbury Trust and the WT Trust contained therein (the "Proxy-Prospectus").


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     (ii) The representations contained in the letter of representations from the Roxbury Trust and the WT Trust to us, dated as of this date, are true and reliable.

     (iii) Each Roxbury Fund will qualify as a "regulated investment company" under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current taxable year.

     On the basis of the foregoing, it is our opinion that:

          (1) the Reorganization will constitute three "reorganizations" within the meaning of Section 368(a)(1)(F) of the Code, and each Roxbury Fund and WTM Fund will be "a party to a reorganization" within the meaning of
   Section 368(b) of the Code;

          (2) each WTM Fund will recognize no gain or loss (a) upon the transfer of its assets to the corresponding Roxbury Fund in exchange for Roxbury Fund shares and the assumption of liabilities of such WTM Fund, or
   (b) upon the distribution of those shares to the shareholders of such WTM
   Fund;

          (3) each Roxbury Fund will recognize no gain or loss upon the receipt of the assets of the corresponding WTM Fund in exchange for Roxbury Fund shares and the assumption of the liabilities of such WTM Fund;

          (4) the tax basis in the hands of each Roxbury Fund of each asset of the corresponding WTM Fund transferred to such Roxbury Fund in the Reorganization will be the same as the tax basis of that asset in the hands of such WTM Fund immediately before the transfer;

          (5) the holding period in the hands of each Roxbury Fund of each asset of the corresponding WTM Fund transferred to such Roxbury Fund in the Reorganization will include the period during which that asset was held by the corresponding WTM Fund;

          (6) the shareholders of each WTM Fund will recognize no gain or loss upon their receipt of shares of the corresponding Roxbury Fund;

          (7) the aggregate tax basis of the Roxbury Fund shares received by each shareholder of the corresponding WTM Fund will equal the aggregate tax basis of the WTM Fund shares surrendered by that shareholder in the Reorganization;


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          (8)   the holding periods of the Roxbury Fund shares received by each
   WTM Fund shareholder will include the holding periods of the WTM Fund shares surrendered by that shareholder in the Reorganization, provided that the WTM Fund shares are held by that shareholder as capital assets on this date; and

          (9) each Roxbury Fund will succeed to all other tax attributes of the corresponding WTM Fund for Federal income tax purposes.

     The opinions set forth in this letter represent our best legal judgment, but they have no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of such opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinions, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "INFORMATION ABOUT THE REORGANIZATION - Federal Income Tax Consequences" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                 Very truly yours,

                                                 /s/ Drinker Biddle & Reath LLP

                                                 DRINKER BIDDLE & REATH LLP